Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
NuPathe Inc.:

We consent to the use of our report incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.  Our report dated March 20, 2012 contains an explanatory paragraph that states that NuPathe Inc. has incurred recurring losses and negative cash flows from operations since its inception that raise substantial doubt about its ability to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Philadelphia, Pennsylvania
June 1, 2012